ARTICLES OF AMENDMENT

                                       OF

                  TWENTIETH CENTURY STRATEGIC PORTFOLIOS, INC.


         The undersigned, William M. Lyons, in accordance with the Maryland General Corporation Law, does hereby certify that:

         1. He is duly appointed Executive Vice President of Twentieth Century Strategic Portfolios, Inc., a Maryland corporation (the "Corporation").

         2. The amendment to the Articles of Incorporation of the Corporation, which was approved as of January 18, 1996 by the Board of Directors of the Corporation by a unanimous written consent in lieu of a meeting pursuant to ss.2-408(c) of the Maryland General Corporation Law, is as follows:

            The Articles of Incorporation of the Corporation are hereby amended by deleting all of the present Article SECOND and inserting in lieu therefor the following Article SECOND:

                  "SECOND:  The name of the Corporation is
                   ------
              TWENTIETH CENTURY STRATEGIC ASSET ALLOCATIONS, INC."

         3. No stock entitled to be voted on the amendment was outstanding or subscribed for at the time of the approval of such amendment by the Board of Directors.

         IN WITNESS WHEREOF, the undersigned hereby acknowledges that these Articles of Amendment are the act of the Corporation and states, that to the best of his knowledge, information and belief, the matters and facts stated herein are true in all material respects, and that this statement is made under penalties of perjury.

         Dated this 29th day of January, 1996.


                                                     /s/ William M. Lyons
                                                     ------------------------
                                                     William M. Lyons
                                                     Executive Vice President
Witness:

/s/ Charles A. Etherington
--------------------------
Charles A. Etherington
Assistant Secretary